EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
     We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-126821, No. 333-128031, and No. 333-142079, and Form S-8 No. 333-132440) of Ashford Hospitality Trust, Inc., and in the related Prospectuses of our reports dated February 26, 2009, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. and subsidiaries, included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Dallas, Texas
February 26, 2009